Exhibit 99.1

News Release

Hooper Holmes Announces Plans to Move the Listing of its Shares to the OTCQX Marketplace

•	Company Will Remain Subject to SEC Reporting Requirements

•	Merger with Provant On Schedule to Close in Early May 2017

OLATHE, Kan., April 20, 2017 — Hooper Holmes, Inc. (NYSE.MKT: HH) announced today that it notified the NYSE MKT LLC exchange ("NYSE MKT") of its intention to move its listing from the NYSE MKT to the OTCQX Marketplace. Hooper Holmes will file a Form 25 with the Securities and Exchange Commission (“SEC") on or about May 1, 2017 to voluntarily delist its common stock from the NYSE MKT. The company expects that its common stock will begin trading on the OTCQX Marketplace ("OTCQX") on or about May 2, 2017.

Hooper Holmes will remain subject to the public reporting requirements of the SEC following the transfer to the OTCQX.

Hooper Holmes has determined that it is in the best interests of the company and its shareholders to move to the OTCQX at this time instead of continuing efforts to satisfy the NYSE MKT listing requirements under the previously disclosed plan, which has a deadline of May 8, 2017 by which time the company must have at least $6 million of shareholders equity.
On March 8, 2017, the company announced an agreement to combine with Provant Health Solutions LLC in an all-stock transaction which will create one of the largest, pure-play health and wellness companies in the United States. On a pro-forma basis as if combined, 2016 revenues for the two companies were $67 million, net of $3.8 million of Provant gift-card pass-through revenue.
The transaction, the related stock issuances, and the previously announced term and asset backed credit facilities in support of the merger transaction and the combined companies’ working capital needs are on track to close in early May 2017.

About Hooper Holmes

Hooper Holmes mobilizes a national network of health professionals to provide on-site health screenings, laboratory testing, risk assessment and sample collection services to wellness and disease management companies, employers and brokers, government organizations and academic institutions nationwide. Under the Accountable Health Solutions brand, the company combines smart technology, healthcare and behavior change expertise to offer comprehensive health and

Exhibit 99.1

wellness programs that improve health, increase efficiencies and reduce healthcare delivery costs. www.hooperholmes.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as "anticipate," "believe," "expect," "intends," "plan," and "will" or, in each case, their negative, and other variations or comparable terminology. These forward-looking statements include all statements other than historical facts. Any forward-looking statement in this press release is not a guarantee of future performance, and actual results may differ materially from those expressed in or suggested by the forward-looking statements, as a result of various factors, including, without limitation the factors discussed in the “Risk Factors” section of the company’s Annual Report on Form 10-K for the year ended December 31, 2016, as the same may be updated from time-to-time in subsequent filings with the Securities and Exchange Commission. Any forward-looking statement in this press release speaks only as of the date hereof, and the company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

For further information:

Hooper Holmes
Henry E. Dubois
President and CEO
(913) 764-1045

Investors: Andrew Berger
S.M. Berger & Company
(216) 464-6400

Investors: Scott Gordon
CORE IR
(516) 222-2560

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